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                                                                   EXHIBIT 10.40

                   FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS FOURTH AMENDMENT to an employment agreement by and between ATL Ultrasound, Inc., a Washington corporation (the "Company"), and Dennis C. Fill (the "Executive") is effective as of the 9th day of June, 1997.

                                  WITNESSETH:

     WHEREAS, the Executive has for the past nine years served the Company as its Chairman of the Board and Chief Executive Officer under the terms of an EMPLOYMENT AGREEMENT dated November 2, 1990, as amended by a FIRST AMENDMENT of May 18, 1992 and a THIRD AMENDMENT of July 25, 1996; and

     WHEREAS, the Company and the Executive desire to further amend such amended EMPLOYMENT AGREEMENT by the following terms and conditions;

     NOW, THEREFORE, the Company and the Executive agree as follows:

1.   CERTAIN DEFINITIONS

     All defined terms used herein, unless defined herein, shall have the meanings stated in the EMPLOYMENT AGREEMENT and its amendments.

2.   BASE SALARY

     During the Employment Period, the Executive shall receive an annual base salary of $625,000, effective as of the first Company payroll period commencing after May 1, 1997.

3.   CONSULTING AGREEMENT

     The five year consulting agreement provided in Section 3b(v) of the THIRD AMENDMENT shall, in recognition of the deferral of its intended 1996 start date, have a per annum payment of $450,000, payable quarterly, and otherwise shall be in accordance with the terms and conditions stated in the THIRD AMENDMENT.

4.   INCENTIVE COMPENSATION

     The Executive is entitled to the following incentive compensation, payable under the Company's Management Incentive Compensation Plan, and measured and determined on January 1, 1999:

     a. The receipt of 10,000 shares of the Company's Common Stock if a successor CEO is employed in such position by the Company on or before December 31, 1998 by a vote of a majority of the Directors of the Board of Directors, not including the votes of the Executive and the successor CEO.

     b. The receipt of 7,500 shares of the Company's Common Stock if the average of the closing prices of the Common Stock for the prior 20 trading days to the earlier of Executive's last day of employment as CEO or January 1, 1999 is at least $30 per share.

     c. The receipt of 7,500 shares of the Company's Common Stock if the average of the closing prices of the Common Stock for the prior 20 trading days to the earlier of Executive's last day of employment as CEO or January 1, 1999 is at least $40 per share.
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The foregoing incentive compensation is in addition to any other incentive compensation which the Board may in its discretion award the Executive under the Management Incentive Compensation Plan or any other Company incentive plans in recognition of his accomplishments during 1997 or 1998.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                        /s/ Dennis C. Fill
                                        ----------------------------------------
                                                     Dennis C. Fill

                                        ATL ULTRASOUND, INC.

                                        By: /s/ Kirby L. Cramer
                                            ------------------------------------
                                                Kirby L. Cramer
                                                Chairman
                                                Compensation Committee
                                                Board of Directors of
                                                ATL Ultrasound, Inc.

Dated: June 9, 1997